HOME EQUITY ASSET TRUST 2006-8

DERIVED INFORMATION [10/25/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

All records

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 6,081

Total Outstanding Loan Balance ($): 1,145,444,769

Total Expected Collateral Balance - Deal ($): 1,150,000,100

Total Expected Collateral Balance - Selection ($): 1,150,000,100

Average Loan Current Balance ($): 188,365

Weighted Average Original LTV (%) *: 80.1

Weighted Average Coupon (%): 8.33

Arm Weighted Average Coupon (%): 8.19

Fixed Weighted Average Coupon (%): 8.74

Weighted Average Margin (%): 6.06

Weighted Average FICO (Non-Zero): 629

Weighted Average Age (Months): 3

% First Liens: 95.4

% Second Liens: 4.6

% Arms: 75.2 % Fixed: 24.8

% Interest Only: 14.3

% of Loans with Mortgage Insurance: 0.0

Summary Stats

% Silent Second: 35.3

CLTV Silent Second: 99.3

CLTV Total Pool: 87.4 DTI: 42.4

Riverside - San Bernardino

% Pool: 6.5

FICO: 631

OLTV: 80.4

% Silent Second: 33.5

CLTV Silent Second: 99.3

CLTV Total Pool: 87.3

DTI: 43.3

(*) For second liens, CLTV is employed in this calculation

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

All records

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	FICO
Alabama	56	6,130,915	0.5	9.20	84.4	590
Alaska	7	1,308,864	0.1	9.09	89.1	644
Arizona	232	39,872,307	3.5	8.38	79.2	625
Arkansas	18	1,891,795	0.2	8.29	82.0	643
California	1,263	375,056,615	32.7	8.02	79.1	640
Colorado	121	16,832,676	1.5	- 8.18	82.7	634
Connecticut	50	9,978,391	0.9	8.17	81.0	622
Delaware	9	1,390,469	0.1	8.30	84.6	578
District of Columbia	11	3,220,384	0.3	819	65.8	593
Florida	633	115,084,312	10.0	8.39	78.5	625
Georgia	202	26,069,090	2.3	8.91	84.3	611
Hawaii	9	3,120,024	0.3	8.11	78.6	643
Idaho	81	10,021,992	0.9	8.34	80.5	628
Illinois	314	59,109,018	5.2	8.77	82.4	623
Indiana	68	6,612;748	0.6	8.82	85.3	603
Iowa	36	4.234,855	0.4	8.75	82.1	623
Kansas	62	5,374,431	0.5	9.05	85.0	611
Kentucky	48	5,377;960	0.5	8.68	84.4	609
Louisiana	42	4,773,166	0.4	9.22	84.9	590
Maine	20	3,061,225	0.3	8.09	80.4	612
Maryland	208	46,166,494	4.0	8.23	79.2	613
Massachusetts	52	11,696,467	1.0	8.30	79.6	645
Michigan	201	20,948,054	1.8	9.01	84.6	615
Minnesota	64	11,165,735	1.0	8.27	81.6	624
Mississippi	42	4,420,232	0.4	8.86	82.5	593
Missouri	113	12,043,143	1.1	8.63	81.8	610
Montana	6	855,285	0.1	8.15	83.2	616
Nebraska	9	650,678	0.1	8.98	79.9	605
Nevada	133	27,298,036	2.4	8.40	80.3	631
New Hampshire	13	2,681,098	0.2	8.00	79.8	629
New Jersey	119	26,931,053	2.4	8.71	78.0	616
New Mexico	29	4,284,505	0.4	9.24	83.4	609
New York	161	44,929,150	3.9	8.13	76.5	649
North Carolina	122	17,234,974	1.5	8.36	81.3	619
North Dakota	2	26.5,482	0.0	7.97	77.6	639
Ohio	325	30,895,095	2.7	8.77	85.1	609
Oklahoma	42	3,537,851	0.3	8.94	82.9	627
Oregon	130	24,948,754	2.2	7.87	81.0	650
Pennsylvania	158	21,774,401	1.9	8.65	81.1	603
Rhode Island	13	2,438,281	0.2	7.92	79.1	635
South Carolina	63	8,314,104	0.7	8.52	82.2	620
Tennessee	130	12,947,107	1.1	8.64	81.2	610
Texas	113	11,684,136	1.0	8.84	79.5	611
Utah	65	I0,066,079	0.9	8.32	802	639
Vermont	4	475,858	0.0	8.01	79.1	644
Virginia	145	26,416,343	2.3	859	79.3	612
Washington	257	51,046,173	4.5	8.21	80.7	635
West Virginia	15	2,802,880	0.2	8.22	79.0	633
Wisconsin	55	7,079,746	0.6	8.62	84.5	614
Wyoming	10	926,339	0.1	9.09	83.4	629
Total:	6,081	1,145,444,769	100.0	8.33	80.1	629

(*) For second liens, CLTV is employed in this calculation